Exhibit 99.1

                BankAtlantic Bancorp Appoints Willis N. Holcombe
                           To Its Board of Directors

     FORT LAUDERDALE, FL -- June 4, 2003-- BankAtlantic Bancorp (NYSE: BBX), the parent company of BankAtlantic, Levitt Corporation, and Ryan Beck & Co., today announced the appointment of Willis N. Holcombe to its Board of Directors effective June 3, 2003.

     Dr. Holcombe, a veteran educator and education administrator, has served as President of Broward Community College for over 16 years. His 36-year career has been dedicated to the field of higher education and learning. Among numerous professional affiliations, Dr. Holcombe is a member of the Florida Collegiate Consortium for International/Intercultural Education, the Steering Committee of statewide Council of Community College Presidents, Florida Association of Community Colleges, Florida Association of Colleges and Universities, Florida Distance Learning Institute, College Consortium of International Studies, and the Community College of the Air Force. Dr. Holcombe's community activities include the United Way of Broward County, the Coordinating Council of Broward, Community Blood Centers of South Florida, the Executive Committee of the Board of Governors of the Greater Fort Lauderdale Chamber of Commerce, and the Broward Alliance.

     "We are extremely pleased that Will has agreed to become a member of the BankAtlantic Bancorp Board of Directors," said Alan B. Levan, Chairman and Chief Executive Officer. "Will is extremely dedicated to the affairs and interests of South Florida's educational, civic, charitable and community service organizations."

     Dr. Holcombe attended undergraduate school at Baldwin - Wallace College in Ohio and received his Masters and Doctorate at the University of Florida. He has been awarded numerous education and leadership honors throughout his career. They include Torchbearer for the Atlanta Summer Olympics, the "Miami Herald Spirit of Excellence Charles Whited Award", "Leader of the Year Award" from Leadership Broward, "Honorary Doctorate of Humane Letters" from Nova Southeastern University, the "Silver Medallion Award" from the National Conference of Community and Justice, and the "President's Award for Professional
Excellence"  from  the  Florida   Association  of  Community   Colleges.

About BankAtlantic Bancorp:

BankAtlantic Bancorp (NYSE: BBX) is a diversified financial services holding company and the parent company of BankAtlantic, Levitt Corporation, and Ryan Beck & Co. Through these subsidiaries, BankAtlantic Bancorp provides a full line of products and services encompassing consumer and commercial banking, brokerage and investment banking, and real estate development.

BankAtlantic, "Florida's Most Convenient Bank," is one of the largest financial institutions headquartered in Florida and provides a comprehensive offering of banking services and products via its broad network of community branches throughout Florida and its online banking division - BankAtlantic.com. BankAtlantic has 73 branch locations, operates more than 180 conveniently located ATMs and offers extended hours.

Seven-Day Branch Banking-Monday through Sunday

Extended branch lobby hours are 8:30 am - 5:00 pm, Monday through Wednesday, and 8:30 am - 8:00 pm, Thursday and Friday.

Extended drive-thru hours are 7:30 am - 8:00 pm, Monday through Friday.

Saturday branch lobby hours are 8:30 am - 3:00 pm, and drive-thru hours are 7:30 am - 6:00 pm.

Sunday branch lobby hours are 11:00 am - 4:00 pm, and drive-thru hours are 11:00 am - 4:00 pm.

Levitt Corporation: is the parent company of Levitt and Sons, Core Communities, and Levitt Commercial. Levitt Corporation also maintains a 40% ownership interest in Bluegreen Corporation.

Levitt and Sons is America's oldest homebuilder and America's first builder of planned suburban communities, and is best known for creating New York's Levittown, Long Island and Levittown, PA. After building approximately 200,000 homes in over 74 years, Levitt and Sons currently develops single and multi-family homes for active adults and families throughout Florida.

Core Communities develops master-planned communities in Florida, including its original and best known, St. Lucie West. St. Lucie West, the fastest growing community on Florida's Treasure Coast for the last 7 years, is a 4,600-acre community with 4,000 built and occupied homes, 150 businesses employing 5,000 people and a university campus. Core Communities' newest master-planned community is "Tradition." Now under development on Florida's Treasure Coast in St. Lucie County, Tradition features 5,600 residences, a commercial town center and a world-class corporate park.

Levitt Commercial specializes in development, re-development, and joint venture opportunities in industrial and retail properties.

Bluegreen Corporation: Levitt Corporation has a 40% ownership interest in Bluegreen Corporation (NYSE: BXG). Bluegreen Corp. engages in the acquisition, development, marketing and sale of drive-to vacation resorts, golf communities and residential land. The Company's resorts are located in a variety of popular vacation destinations including the Smoky Mountains of Tennessee; Myrtle Beach and Charleston, South Carolina; Branson, Missouri; Wisconsin Dells and Gordonsville, Wisconsin; Aruba and throughout Florida. Bluegreen Corp.'s land operations are predominantly located in the Southeastern and Southwestern United States.

Ryan Beck & Co. is a full-service broker dealer engaging in underwriting, market making, distribution, and trading of equity and debt securities. The firm also provides money management services, general securities brokerage, including financial planning for the individual investor, consulting and financial advisory services to financial institutions and middle market companies. Ryan Beck & Co. also provides independent research in the financial institutions, healthcare, technology, and consumer product industries. Ryan Beck & Co. has in excess of 500 financial consultants located in 40 offices nationwide.

For further information, please visit our websites:
www.BankAtlanticBancorp.com
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www.BankAtlantic.com
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www.LevittandSons.com
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www.CoreCommunities.com
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www.LevittCommercial.com
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www.RyanBeck.com
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www.GMSgroup.com
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BankAtlantic Bancorp Contact Info:

Investor Relations: Leo Hinkley, Phone: (954) 760-5317, Fax: (954) 760-5415 or InvestorRelations@BankAtlanticBancorp.com. Mailing Address:
BankAtlantic Bancorp, Investor Relations, 1750 East Sunrise Blvd.,
Fort Lauderdale, FL 33304

Corporate Communications: Sharon Lyn, Phone: (954) 760-5402, Fax: (954) 760-5415 or CorpComm@BankAtlanticBancorp.com


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Statements in this release may  constitute  forward  looking  statements and are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, risks and uncertainties associated with strategic and business initiatives and the potential benefits, as well as other factors detailed in the Company's SEC filings.